Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
Pernix Group, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-194860) on Form S-1 of Pernix Group, Inc. of our report dated September 11, 2015, with respect to the balance sheets of KBR Building Group, LLC as of December 31, 2014 and 2013, and the related statements of operations, stockholder’s equity and cash flows for each of the years in the two-year period ended December 31, 2014, which report appears in the Form 8-K/A of Pernix Group, Inc. dated September 11, 2015.

/s/ KPMG LLP

Houston, Texas
September 17, 2015